As filed with the Securities and Exchange Commission on May 9, 2007
Registration No. 333-126359

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post Effective Amendment No. 2 to Form SB-2 on
Form S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
MINRAD INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

Delaware	87-0299034
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)
50 Cobham Drive
Orchard Park, NY 14127
(716) 855-1068
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)
William H. Burns, Chief Executive Officer
50 Cobham Drive
Orchard Park, NY 14127
(716) 855-1068
(Address, including zip code, and telephone number,
including area code, of agent for service)
Copies of all communications and notices to:
Janet N. Gabel., Esq.
Hodgson Russ LLP
One M&T Plaza, Suite 2000
Buffalo, NY 14203
(716) 856-4000
Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT BECOMES EFFECTIVE ON THE DATE THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

Prospectus
Subject to Completion – Dated May 9, 2007
This Post-Effective Amendment No. 2 on Form S-3 to our registration statement on Form SB-2 amends our Registration Statement No. 333-126359 declared effective on October 3, 2005 to update our financial information to include December 31, 2006 results.
23,591,991 Shares
MINRAD INTERNATIONAL, INC.
23,591,991 Shares of Common Stock
This prospectus covers a total of up to 23,591,991 shares of our common stock, par value $0.01 per share of Common Stock, that may be offered from time to time by the selling shareholders named in this prospectus. The shares being offered by this prospectus consist of:
This prospectus also covers any additional shares of Common Stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the above-described warrants by reason of stock splits, stock dividends, or similar events.
We are registering these shares of our common stock for resale by the selling shareholders named in this prospectus. This offering is not being underwritten. We will not receive any of the proceeds from the sale of the shares of our common stock in this offering.
If the warrants are exercised so that the underlying shares may be sold, we will receive the exercise price of the warrants, which vary from $1.25 to $3.85 per share. These shares are being registered to permit the selling shareholders to sell shares from time to time, in amounts, at prices and on terms determined at the time of offering. The selling shareholders may sell this Common Stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” beginning on page 27.
Our common stock is traded on the American Stock Exchange under the symbol “BUF.” On April 20, 2007, the last reported sale price of our common stock was $5.27 per share.
Investing in our common stock involves risks. See “ Risk Factors ” beginning on page 6 for a discussion of these risks.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Common Stock or determined that the information in this prospectus is accurate and complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is      , 2007.

ABOUT THIS PROSPECTUS
     This prospectus is a part of the registration statement that we filed with the Securities and Exchange Commission. The selling shareholders named in this prospectus may from time to time sell the securities described in the prospectus. You should read this prospectus together with the more detailed information regarding our company, our Common Stock, and our financial statements and notes to those statements that appear elsewhere in this prospectus and any applicable prospectus supplement together with the additional information that we incorporate in this prospectus by reference, which we describe under the heading “Incorporation of Certain Documents By Reference.”
     You should rely only on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this prospectus. The Common Stock is not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the prospectus or prospectus supplement, as applicable.
     In this prospectus, we use the terms “MINRAD,” “our company,” “we,” “us” and “our” to refer to MINRAD International, Inc. and its subsidiaries.

PROSPECTUS SUMMARY
     This summary is not complete and does not contain all the information which may be important to you. You should read the entire prospectus, including the section titled “Risk Factors,” with the more detailed information regarding our company, our common stock and our financial statements and notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference before making an investment decision.
Our Company
          Our business was organized in 1994 as a Delaware corporation under the name Minrad Inc. On December 16, 2004, Minrad International, Inc., formerly known as Technology Acquisition Corporation, acquired Minrad Inc. through a reverse merger of a wholly owned subsidiary into Minrad Inc. On April 25, 2005, Minrad International, Inc., formerly a Nevada corporation, reincorporated under the laws of the State of Delaware. In this prospectus, unless otherwise indicated or the context otherwise requires, “we,” “us,” and “our” refer to Minrad International, Inc. and its subsidiaries, including Minrad Inc.
          We operate an interventional pain management business. We currently manufacture and market products in two areas: (1) anesthesia and analgesia and (2) real-time image guidance. In addition, we are developing a drug/drug delivery system for conscious sedation, which leverages our expertise and experience in both of our current product lines.
          In the anesthesia and analgesia product line, we manufacture and market generic inhalation anesthetics for use in human and veterinary surgical and other medical procedures. We are capable of manufacturing and distributing isoflurane, enflurane, sevoflurane and desflurane at our Bethlehem, Pennsylvania facility, which is registered with the United States Food and Drug Administration, or FDA. We believe our modern facility in Bethlehem is unique because it permits us to manufacture multiple drugs under one roof, allowing us to spread our overhead costs over all of our inhalation anesthetic products. We believe this inherent overhead efficiency, combined with our advances in process chemistry, the low initial acquisition cost of our Bethlehem facility and the greater economies of scale which we expect to realize as our production volume increases, leave us well positioned to compete in the inhalation anesthetic marketplace.
          We currently sell isoflurane, enflurane and sevoflurane, three of the four modern inhalation anesthetics widely used in developed countries today. The largest selling drug in the inhalation anesthetic market is sevoflurane, with 2005 global sales approaching $1.0 billion. Sevoflurane is a popular choice for pediatric and outpatient procedures as a result of its rapid induction and recovery properties. In September, 2005 we filed an ANDA, which the FDA accepted for review in February 2006. We sell our inhalation anesthetics through distribution partners and to original equipment manufacturers, or OEM customers. Working with our foreign distribution partners in their respective countries provides us with operating leverage, including relationships with local regulatory authorities, greater access to those making purchasing decisions and, in some instances, purchase preferences given to our marketing partners who purchase our product in bulk and bottle it locally. We expect to sell desflurane, the fourth modern inhalation anesthetic widely used in developed countries today, in 2007.
          We also are developing a drug/drug delivery system for the use of halogenated ethers as inhalation analgesics, which we call “conscious sedation.” Similar to nitrous oxide used in dental surgery, conscious sedation provides a patient with pain relief without loss of consciousness. Our conscious sedation system capitalizes on our expertise in both inhalation anesthetics and medical device manufacturing. We expect our conscious sedation system to compete with the widespread use of nitrous oxide, sedative hypnotics and narcotic analgesics in both the pre-hospital and critical care hospital markets. Peer-reviewed literature has reported that exposure to nitrous oxide increases spontaneous abortions in nurses and chair-side dental assistants by three to four times, that it is addictive and has severe adverse effects related to prolonged exposure. Inhalation analgesics require less administrative and regulatory diligence because they are not controlled substances like sedative hypnotics and narcotic analgesics, which can cause respiratory depression and are addictive. Further, the increased recovery time and side-effects of sedative hypnotics and narcotic analgesics require that patients be accompanied home. Our conscious sedation system is being developed to facilitate rapid recovery and discharge of patients without these added risks and inconveniences. Our clinical trials will evaluate whether the shortened and more predictable recovery rates experienced with the use of inhalation analgesics result in an increase in the number of procedures that can be performed daily, a reduction in post-anesthesia recovery time and a corresponding reduction of clinic nursing hours.
          In 2006, we launched the second generation of our patented real-time image guidance technology products. Our SabreSource ™ system and complementary Light Sabre ™ procedure instruments facilitate minimally invasive surgery, primarily for pain management, and have broad applications in orthopedics, neurosurgery and interventional radiology. Our SabreSource ™ system uses unique x-ray and laser technology to enable medical professionals to precisely visualize both the surface point of entry and true angle of approach required to reach an internal treatment area or biopsy site. Our SabreSource ™ system and Light Sabre ™ products are unique in that they:
•	Have FDA-accepted accuracy claims on the angle of approach to a sub-surface target;

•	On average, allow a physician to turn off the x-ray for the majority of the procedure; and

•	Require a capital investment of under $20,000, compared with other imaging alternatives costing over $100,000.
Our Strategy
     Our goal is to become a premier pain management company with products in inhalation anesthetics, real-time image guidance and conscious sedation. Our growth strategy consists of five main points:
•	Expand market share in our core inhalation anesthetic business;

•	Focus on the development of the market for our image guidance products;

•	Continue to build our global distribution network;

•	Increase manufacturing capacity to support anticipated growth at our Bethlehem facility; and

•	Leverage our core expertise in medical device manufacturing and inhalation anesthetics to develop our conscious sedation system.
Our Competitive Strengths
     We believe that the key competitive strengths of our company include:
•	Our established presence in markets with strong barriers to entry;

•	Our global distribution network of sales and marketing partners; and

•	The depth and breadth of our management teams’ expertise and experience in the interventional pain management business.
The Offering
Shares offered by selling securityholders
     The selling stock holders will offer and sell up to an aggregate of 23,591,991 shares of common stock (of which 9,964,686 are currently outstanding). For a list of the selling stockholders and the amount of shares that each of them expects to sell, see “Selling Shareholders.”

     The offering is being made by the selling securityholders for their benefit. We will not receive any of the proceeds of their sales of common stock.
Our common stock
     As of March 30, 2007, there were approximately 47,093,531 shares of our common stock outstanding. Our stock is traded on the American Stock Exchange under the symbol “BUF.”

Plan of distribution
     We expect that the selling securityholders will sell the shares primarily through sales into the over-the-counter market made from time to time at prices that they consider appropriate. See “Plan of Distribution.”
Background of the offering
     We have sold significant amounts of our common stock, convertible preferred stock, common stock purchase warrants, and convertible promissory notes, in order to fund our operations and the development of our products, manufacturing capacity, and marketing capabilities. These securities have been sold in private offerings to investors in which one of the terms of the offering was our agreement to register the sale of the common stock by the investors, including sales of common stock to be issued to investors on conversion of the convertible preferred stock, common stock to be issued to the investors under warrants to purchase common stock, common stock to be issued to investors upon conversion of convertible promissory notes, and common stock to be issued to placement agents upon exercise of warrants issued to them or their designees in connection with the offerings.
     In the most recent private offering, we sold 11,260 shares of Series A convertible preferred stock (that are convertible into 500 shares of common stock each) and warrants to purchase 2,815,000 shares of common stock at $3.85 per share. At the initial closing on June 10, 2005, investors purchased a total of 7,035 shares of Series A preferred and warrants to purchase 1,758,750 shares of common stock, at a second closing on June 21, 2005, investors purchased 3,000 shares of Series A preferred together with warrants to purchase an additional 750,000 shares of common stock, and at a third closing on July 1, 2005, investors purchased a total of 1,225 shares of Series A preferred together with warrants to purchase an additional 306,250 shares of common stock. All of the Series A preferred has been converted into common stock.
     This registration includes the shares of common stock issued under the Series A convertible preferred and upon exercise of the related warrants under registration rights granted to the investors in connection with our most recent private offering, and it also includes shares issued or issuable in connection with previous private placements under registration rights granted to the purchasers in those offerings. This registration covers:
•	8,619,000 shares of common stock that was issued to holders of Series A convertible preferred and 3,659,500 shares of common stock that may be issued upon exercise of related warrants to purchase common stock that are exercisable at $3.85 per share;

•	8,057,726 shares of common stock resulting from shares originally sold by Minrad Inc. under a series of private placements and then exchanged for our shares under the terms of the merger of Minrad Inc. our subsidiary on December 16, 2004;

•	1,000,000 shares of common stock issued by us on May 20, 2004 as part of 1,800,000 shares of common stock paid to retire an outstanding promissory note for $75,000;

•	906,960 shares of common stock sold by us at $1.75 per share in private placements between July 15, 2004 and February 7, 2005;

•	1,348,805 shares of common stock issuable upon exercise of warrants at prices ranging from $1.25 to $2.00 that we issued to placement agents (or their designees) who assisted us and Minrad Inc. in making private placements of securities.
          We are subject to a number of risks, which you should be aware of before you decide to buy our common stock. These risks are discussed more fully in the “RISK FACTORS” section of this prospectus.
          All references to years in this prospectus, unless otherwise noted, refer to our fiscal years, which end on December 31. For example, a reference to “2006” or “fiscal 2006” means the 12-month period that ended December 31, 2006.

RISK FACTORS
     An investment in our common stock involves risk. You should carefully consider the risks we describe below before deciding to invest in our common stock. The market price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this prospectus and in the documents incorporated or deemed incorporated by reference in this prospectus. This discussion contains forward-looking statements. See “FORWARD-LOOKING STATEMENTS” for a discussion of uncertainties, risks and assumptions associated with these statements.
Risk Factors
     We are subject to a number of risks, including those enumerated below. Any or all of these risks could have a material adverse effect on our business, financial condition, results of operations, cash flows and on the market price of our common stock.
We are currently in a growth stage and may experience setbacks in both business and product development.
     We are subject to all of the risks inherent in both the creation of a new business and the development of new and existing products. As a growth-stage company, our cash flows may be insufficient to meet expenses relating to our operations and the growth of our business, and may be insufficient to allow us to develop new and existing products. We currently manufacture and market generic inhalation anesthetics and recently launched our SabreSourcetm system, our second generation real-time image guidance system. We also are developing a drug/drug delivery system for conscious sedation. We do not know if these products will be successful over the long term.
We may need additional capital to fulfill our business strategies. We may also incur unforeseen costs. Failure to obtain such capital would adversely affect our business.
     We will need to expend significant capital in order to expand our anesthetic and analgesic market share, develop our image guidance product markets and conscious sedation system, and expand our global distribution networks. In addition, if we are successful in expanding the breadth and penetration of our markets, we may need to increase our manufacturing capacity beyond our currently planned expansion. A critical element of our strategy is to leverage the cash flow we expect to generate from our core inhalation anesthetic business to develop and commercialize complementary, proprietary interventional pain management products. If our cash flows from operations are insufficient to fund our expected capital needs, or our needs are greater than anticipated, we will be required to raise additional funds in the future through private or public sales of equity securities or the incurrence of additional indebtedness. Additional funding may not be available on favorable terms, or at all. If we borrow additional funds, we likely will be obligated to make periodic interest or other debt service payments and may be subject to additional restrictive covenants. If we fail to obtain sufficient additional capital in the future, we could be forced to curtail our growth strategy by reducing or delaying capital expenditures and acquisitions, selling assets or downsizing or restructuring our operations. If we raise additional funds through public or private sales of equity securities, the sales may be at prices below the market price of our stock, and our shareholders may suffer significant dilution.
In the past we failed to meet a financial covenant in our credit facility and may fail to meet our financial covenants in the future, which could result in our lender limiting our access to our working capital facility.
     On September 30, 2006, we failed to meet one of the financial covenants in our credit facility with KeyBank. Our consolidated EBITDA was less than the established minimum in our credit agreement. KeyBank waived our default as of September 30, 2006. In the first and second quarters of 2006, we also failed to meet financial covenants under our credit facility; these covenants were also waived by KeyBank. If we default again and KeyBank does not waive that default, we may not be allowed to access our working capital facility with KeyBank, which may have a material impact on our business.
The loss of the services of key personnel would adversely affect our business.

Our future success depends to a significant degree on the skills, experience and efforts of our executive officers and senior management staff. The loss of the services of existing personnel, particularly William Burns, our Chairman of the Board and Chief Executive Officer, would be detrimental to our research and development programs and to our overall business.
The loss of distribution partners who hold registrations in their territories for international sales of our products could negatively affect our projected sales.
     We depend heavily on our distribution partners to sell our products. Generally our distribution partners are granted the exclusive right to sell our products in their territories, provided that they meet certain purchasing minimums. Some of our distribution partners hold registrations for our products in their territories. The loss of any one of these distribution partners holding registrations for our products in their territories could negatively affect our projected sales since no other distributor would have the necessary registrations for that territory. If we were not able to find a replacement or if we were delayed in finding a replacement, our sales would decrease until we found a replacement or obtained a registration for our products in that territory.
We face competition in our industry, and many of our competitors have substantially greater experience and resources than we do.
     We compete with other companies within the image guidance market, many of which have more capital, more extensive research and development capabilities and greater marketing and human resources than we do. Some of these image guidance competitors include Medtronic, Inc., Stryker Corporation, and BrainLab, Inc., marketed by the Depuy Acromed division of Johnson & Johnson. In the image guidance market, radiation exposure from fluoroscopy and the need for accuracy in interventional procedures are well-recognized concerns. As a result, present fluoroscope manufacturers, radiological suppliers, biopsy vendors and suppliers of minimally-invasive medical devices may be already engaged in research and product development to address these concerns or may become engaged in these areas of research and product development in the future. We expect competition to increase as technological advances are made and commercial applications broaden.
     Similarly, in the anesthesia and analgesia market, our company directly competes with larger and more established companies, such as Abbott Laboratories, or Abbott, and Baxter International, or Baxter, that have more capital, more extensive research and development capabilities and greater marketing and human resources than we do.
     Our competitors may develop new or enhanced products or processes that may be more effective, less expensive, safer or more readily available than any products or processes that we develop, or they may develop proprietary positions that prevent us from being able to successfully commercialize new products or processes that we develop. As a result, our products or processes may not compete successfully, and research and development by others may render our products or processes obsolete or uneconomical.
We are dependent upon sales outside the United States, which are subject to a number of risks.
     Our future results of operation could be harmed by risks inherent in doing business in international markets, including:
•	Unforeseen changes in regulatory requirements;

•	Weaker intellectual property rights protection in some countries;

•	New export license changes in tariffs or trade restrictions;

•	Political and economic instability in our target markets; and

•	Greater difficulty in collecting receivables from product sales.
We rely upon third-party manufacturers and suppliers, which puts us at risk for supplier business interruptions.

     We believe that success in our real-time image guidance product line depends in part on our ability to retain third parties to sub-assemble our products in accordance with established quality and cost standards in sufficient quantities and in a timely manner. The third-party manufacturers that we rely on most heavily for sub-assembly of our real time image guidance products are Tavtek, Inc. of Amherst, New York; Exothermic Molding, Inc. of Kenilworth, New Jersey; MicroMo Electronics, Inc., of Clearwater, Florida; and The Millenia Group, of Cheswick, Pennsylvania. We have no written agreements with these suppliers. Third-party manufacturers may not perform as we expect. If third-party manufacturers fail to perform, our ability to market products and to generate revenue would be adversely affected. Our failure to deliver products in a timely manner could lead to customer dissatisfaction and damage our reputation, cause customers to cancel existing orders and to stop doing business with us.
     The third-party manufacturers and suppliers that we depend on to manufacture our products are required to adhere to FDA regulations regarding cGMP and similar regulations in other countries, which include testing, control and documentation requirements. Ongoing compliance with cGMP and other regulatory requirements is monitored by periodic inspection by ourselves, the FDA and comparable agencies in other countries. Our third-party manufacturers’ and suppliers’ failure to comply with cGMP and other regulatory requirements could result in actions against them by regulatory agencies and jeopardize our ability to obtain parts to sub-assemble into our real-time image guidance products on a timely basis.
We rely on a single supplier to supply a material used to make sevoflurane, which could result in our not being able to obtain sufficient quantities to meet our short-term needs.
     We manufacture sevoflurane at our Bethlehem facility. We rely on the continuing availability of a certain raw material, HFMOP, from a single supplier to produce sevoflurane. If we were unable to acquire sufficient quantities of this material from our supplier, we would have to make a significant capital investment and divert resources to produce this material. Our production capacity would be adversely affected. A disruption or termination in the supply of this material could result in our inability to meet demand for sevoflurane, which could lead to customer dissatisfaction and damage our reputation or cause customers to cancel existing orders and to stop doing business with us.
We may face future product liability claims relating to the use of our products.
          We are subject to potential product liability claims relating to our anesthesia and analgesia and real-time image guidance line of products. We currently maintain product liability insurance with coverage limits of $5,000,000 for each occurrence, and in the aggregate, annually. This coverage and any coverage obtained in the future may be inadequate to protect us in the event of a successful product liability claim, and we may not be able to increase the amount of such insurance coverage or even renew it. Our insurance does not cover, and we are not aware of any suitable insurance that would cover, product liability claims for any of our products undergoing clinical trials. A successful product liability claim could have a material adverse effect on our business, results of operations and financial condition. In addition, substantial, complex or extended litigation could cause us to incur large expenditures and divert the attention of management and other significant resources.
     If a flaw, deficiency or contamination of any of our products is discovered, even if no damage or injury occurs, we may need to recall products, and we may be liable for costs necessary to replace recalled products. Any such recall could entail substantial costs and adversely affect our reputation, sales and financial condition. We do not carry insurance against recall costs or the adverse business effect of a recall, and our product liability insurance may not cover retrofit costs if system parts are required to be modified or replaced.
Significant existing or additional governmental regulation could subject us to unanticipated delays and costs, which would adversely affect our revenues.
          The successful implementation of our business strategy depends in part on our ability to get our products into the market as quickly as possible. Additional laws and regulations, or changes to existing laws and regulations, applicable to our business may be enacted or promulgated and the interpretation, application or enforcement of existing laws and regulations may change. We cannot predict the nature of any future laws, regulations, interpretations, applications or enforcements, or the specific effects any of these might have on our business. Any future laws, regulations, interpretations, applications, or enforcements could delay or prevent regulatory approval or clearance of our products and our ability to market our products. Moreover, if we do not comply with existing or future laws or regulations, we could be subject to the following types of enforcement actions by the FDA and other agencies:
•	Fines;

•	Injunctions;

•	Civil penalties;

•	Recalls or seizures of our products;

•	Total or partial suspension of the production of our products;

•	Withdrawal of existing approvals or premarket clearances of our products;

•	Refusal to approve or clear new applications or notices relating to our products;

•	Recommendations by the FDA that we not be allowed to enter into government contracts; and

•	Criminal prosecution.
     We are in the process of expanding our Bethlehem facility to provide capacity to produce in a timely manner the quantities of isoflurane, enflurane, sevoflurane and desflurane that we may be required to deliver to our sales partners. If we are not able to obtain permits and local governmental approvals or if we encounter unexpected delays in obtaining such permits or approvals, our expansion may be delayed, our sales may suffer and we may not be able to meet our contractual obligation to supply product to our sales partners.
Failure to obtain regulatory approvals for our products in the future may adversely affect our business.
     Under the provisions of the United States Food, Drug and Cosmetic Act, we must obtain clearance from the FDA prior to commercial use in the United States of some of the products that we may develop.
Medical Devices
     The production and marketing of our real-time image guidance products and our ongoing research and development activities are subject to regulation by numerous governmental authorities in the United States and other related countries. Additionally, sales of medical devices outside the United States are subject to foreign regulatory requirements that vary widely from country to country. The time required to obtain approval for sale in foreign countries may be longer or shorter than that required for FDA approval in the United States.
Pharmaceutical Products
     The production and marketing of our pharmaceutical products, including our conscious sedation system, are also subject to significant regulation by the FDA in the United States and by numerous foreign governmental authorities. Although we have satisfied these regulatory requirements for our current products in the United States and in the other countries in which we currently market our products, we will need to satisfy all governmental requirements before we can introduce sevoflurane, desflurane or any other new pharmaceutical products in the United States or extend the sale of our existing inhalation anesthetic products to additional foreign countries. We also must receive all necessary U.S. and foreign approvals and satisfy all other applicable governmental requirements before we may market our conscious sedation system. The time required to obtain any of these additional regulatory approvals is uncertain and we may not be able to obtain them in a timely manner, or at all.

Manufacturing Guidelines
     Regulations regarding the manufacture and sale of our products are subject to change. We cannot predict what impact, if any, such changes may have on our business, financial condition or results of operations. Failure to comply with applicable regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.
     Additionally, the time required for obtaining regulatory approval is uncertain. We may encounter delays or product rejections based upon changes in FDA policies, including cGMP, during periods of product development. We may encounter similar delays in countries outside of the United States. We may not be able to obtain these regulatory acceptances on a timely basis, or at all.
     The failure to obtain timely regulatory acceptance of our products, any product marketing limitations, or any product withdrawal would have a material adverse effect on our business, financial condition and results of operations. In addition, before it grants approvals, the FDA or any foreign regulatory authority may impose numerous other requirements with which we must comply. Regulatory acceptance, if granted, may include significant limitations on the indicated uses for which the product may be marketed. FDA enforcement policy strictly prohibits the marketing of accepted products for unapproved uses. Product acceptance could be withdrawn, or civil or criminal sanctions could be imposed, for our failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing.
     The third party manufacturers and suppliers that we depend on to manufacture our products are required to adhere to FDA regulations regarding cGMP and similar regulations in other countries, which include testing, control and documentation requirements. Ongoing compliance with cGMP and other regulatory requirements is monitored by periodic inspection by the FDA and comparable agencies in other countries. If we fail to comply with regulatory requirements, including marketing or promoting products for unapproved uses, we could be subject, among other things, to the enforcement actions discussed above under the risk factor entitled “Significant additional governmental regulation could subject us to unanticipated delays and costs, which would adversely affect our revenues.”
     Some material changes to medical devices are also subject to FDA review and acceptance. Delays in receipt of, or failure to obtain, acceptances, or the loss of previously obtained acceptances, or failure to comply with existing or future U.S. or foreign regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.
We may not be able to expand or enhance our existing product lines with new products limiting our ability to grow our company.
          If we are not successful in the development and introduction of new products, our ability to grow our company will be impeded. We may not be able to identify products to enhance or expand our existing product lines. Even if we can identify potential products, our investment in research and development might be significant before we could bring the products to market. Moreover, even if we identify a potential product and expend significant dollars on development, we may never be able to successfully bring the product to market or achieve market acceptance for such product. As a result, we may never recover our expenses. Furthermore, our attention to developing, introducing and producing new products may divert resources and impede our ability to produce, market and sell our existing products.
We are subject to environmental regulations, and any failure to comply may result in substantial fines and sanctions.
          Our operations are subject to United States and international environmental laws and regulations governing, among other things, emissions to air, discharges to waters and the generation, handling, storage, transportation, treatment and disposal of raw materials, waste and other materials. Many of these laws and regulations provide for substantial fines and criminal sanctions for violations. Generally, the operation of an inhalant pharmaceutical manufacturing plant and the handling of specialty raw materials entail risks of failure to comply with many regulatory requirements. We believe that we are and have been operating our businesses and facilities in a manner that complies in all material respects with environmental, health and safety laws and regulations; however, we may incur material costs or liabilities if we fail to operate in full compliance. We do not maintain environmental damage insurance coverage with respect to the products which we manufacture.
     We may have to make significant expenditures in the future to comply with evolving environmental, health and safety requirements, including new requirements that may be adopted or imposed. To meet changing licensing and regulatory standards, we may have to make significant additional site or operational modifications that could involve substantial expenditures or reduction or suspension of some of our operations. We cannot be certain that we have identified all environmental and health and safety matters affecting our activities and in the future our environmental, health and safety problems, and the costs to remediate them, may be materially greater than we expect.
Future acquisitions may divert the attention of management and may involve risk of undisclosed liabilities.
     We may from time to time pursue acquisitions that we believe complement our existing operations. Growth by acquisition involves risks that could adversely affect our business, including the diversion of management time from operations to pursue and complete acquisitions, and difficulties in integrating additional operations and personnel of acquired companies. In addition, any future acquisitions could result in significant costs, the incurrence of additional indebtedness or issuance of equity securities to fund the acquisition, and contingent or undisclosed liabilities, all of which could materially adversely affect our business, financial condition and results of operations.
     In connection with any future acquisition, we generally will seek to minimize the impact of contingent and undisclosed liabilities by obtaining indemnities and warranties from the seller that may be supported by deferring payment of a portion of the purchase price. However, these indemnities and warranties, if obtained, may not fully cover the liabilities due to their limited scope, amount or duration, the financial limitations of the indemnitor or warrantor, or other reasons.
We became public by means of a reverse merger, and as a result we are subject to the risks associated with the prior activities of the public company.
          Additional risks may exist because we became public through a “reverse merger” with a shell corporation that did not have significant recent operations or assets at the time of the reverse merger, but which had operations in the past. The shell corporation, Technology Acquisition Corporation, was a development stage company from the time of its inception until the time of the merger on December 16, 2004. From time to time the shell corporation engaged in a number of businesses, including oil and gas exploration, marketing of a waste management system, and marketing of a water oxygenating system. For approximately 18 months prior to the merger, the shell corporation had no business operations. Although we performed a due diligence review of the public company, we may still be exposed to undisclosed liabilities resulting from the prior operations of our company and we could incur losses, damages or other costs as a result.
We will need to make substantial financial and man-power investments in order to assess our internal controls over financial reporting and our internal controls over financial reporting may be found to be deficient.
     Section 404 of the Sarbanes-Oxley Act of 2002 requires management to assess its internal controls over financial reporting and requires auditors to attest to that assessment. Current regulations of the Securities and Exchange Commission, or SEC, will require us to include this assessment in our Annual Report on Form 10-KSB commencing with the annual report for our fiscal year ended December 31, 2007. An independent attestation to that assessment will be required for our annual report for the year ended December 31, 2008.

     We will incur significant increased costs in implementing and responding to the new requirements. In particular, the rules governing the standards that must be met for management to assess its internal controls over financial reporting under Section 404 are complex, and require significant documentation, testing and possible remediation. Our process of reviewing, documenting and testing our internal controls over financial reporting may cause a significant strain on our management, information systems and resources. We may have to invest in additional accounting and software systems. We may be required to hire additional personnel and to use outside legal, accounting and advisory services. In addition, we will incur additional fees from our auditors as they perform the additional services necessary for them to provide their attestation. If we are unable to favorably assess the effectiveness of our internal control over financial reporting when we are required to, or if our independent auditors are unable to provide an unqualified attestation report on such assessment, we may be required to change our internal control over financial reporting to remediate deficiencies. In addition, investors may lose confidence in the reliability of our financial statements causing our stock price to decline.
Risks Related to Our Intellectual Property
If we are not able to adequately protect our intellectual property, we may not be able to compete effectively.
     Our success depends, to a significant degree, upon the protection of our proprietary technologies. While we currently own 12 U.S. patents and numerous foreign counterparts related to our products, we will need to pursue additional protections for our intellectual property as we develop new products and enhance existing products. We may not be able to obtain appropriate protections for our intellectual property in a timely manner, or at all. Our inability to obtain appropriate protections for our intellectual property may allow competitors to enter our markets and produce or sell the same or similar products.
     If we are forced to resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive. In addition, our proprietary rights could be at risk if we are unsuccessful in, or cannot afford to pursue, those proceedings.
     We also rely on trade secrets and contract law to protect some of our proprietary technology. We have entered into confidentiality and invention agreements with our employees and consultants. Nevertheless, these agreements may not be honored and they may not effectively protect our right to our unpatented trade secrets and know-how. Moreover, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.
     The following is a list of the important patents and patent applications that protect our products, the expiration dates for the patents that have been granted and the expiration dates for additional patents that we have applied for, assuming the patents are granted.
          Existing U.S. patents:

Patent		Filing
Number	Title	Date	Expiration Date
5,810,841	Energy guided apparatus and method with indication of alignment	5/20/1997	5/20/2017
5,969,193	Method for the preparation of sevoflurane	8/18/1997	8/18/2017
6,036,639	Laryngoscope having low magnetic susceptibility and method of assembling	4/11/1997	4/11/2017
6,096,049	Light guiding device and method	7/27/1998	7/27/2018
6,200,274	Removable needle rule	7/7/1998	7/7/2018
6,264,618	Sampling device and method of retrieving a sample	1/28/2000	1/28/2020
6,267,502	Alignment verification device and method of using the same with a visual light beam and an x-ray	5/29/1998	5/29/2018

Patent		Filing
Number	Title	Date	Expiration Date
6,283,125	Sterile drape	11/19/1998	9/25/2018
6,444,358	Battery for powering a medical device having low magnetic susceptibility	3/10/2000	4/11/2017
6,679,267	Sterile drape for use with laser tracking system	8/31/2001	11/14/2008
6,694,169	Targeting system and method of targeting	2/22/2001	2/22/2021
6,829,500	Method and device for determining access to a subsurface target	6/15/1999	6/15/2019
          Pending U.S. patent applications:

Application		Filing	Expiration Date
Number	Title	Date	Assuming Issuance
10/272,794	Drug delivery system for conscious sedation	10/17/2002	10/17/2022
10/644,500	Method for the preparation of sevoflurane	8/20/2003	8/18/2023
10/977,759	Targeting system and method of targeting	10/29/2004	10/29/2024
11/281,294	Method for the preparation of sevoflurane	11/17/2005	11/17/2025
11/281,293	Process for production of 1,2,2,2 — tetrafluoro ethyl difluoro methyl ether	11/17/2005	11/17/2025
11/098,243	Removal of carbon dioxide and carbon monoxide from patient expired gas during anesthesia	4/4/2005	4/4/2025
11/406,480	Preparation of sevoflurane with negligible water content	4/18/2006	4/18/2026
     In 1995, the U.S. Patent and Trademark Office adopted changes to the U.S. patent law that made the term of issued patents 20 years from the date of filing rather than 17 years from the date of issuance, subject to specified transition periods. Beginning in June 1995, the patent term became 20 years from the earliest effective filing date of the underlying patent application. These changes may reduce the effective term of protection for patents that are pending for more than three years. In addition, as of January 1996, all inventors who work outside of the United States are able to establish a date of invention on the same basis as those working in the United States. This change could adversely affect our ability to prevail in a priority of invention dispute with a third party located or doing work outside of the United States. While we cannot predict the effect that these changes will have on our business, they could have a material adverse effect on our ability to protect our proprietary information. Furthermore, the possibility of extensive delays in the patent issuance process could effectively reduce the term during which a marketed product is protected by patents.
     We may need to obtain licenses to patents or other proprietary rights from third parties. We may not be able to obtain the licenses required under any patents or proprietary rights, or they may not be available on acceptable terms. If we do not obtain required licenses, we may encounter delays in product development or find that the development, manufacture or sale of products requiring licenses could be foreclosed. We may, from time to time, support and collaborate in research conducted by universities and governmental research organizations. We may not be able to acquire exclusive rights to the inventions or technical information derived from these collaborations, and disputes may arise over rights in derivative or related research programs conducted by us or our collaborators.
If we infringe on the rights of third parties, we may not be able to sell our products, and we may have to defend against litigation and pay damages.
     If a competitor were to assert that our products infringe on its patent or other intellectual property rights, we could incur substantial litigation costs and be forced to pay substantial damages. Third-party infringement claims, regardless of their outcome, would not only consume significant financial resources, but would also divert our management’s time and attention. Such claims could also cause our customers or potential customers to purchase competitors’ products or defer or limit their purchase or use of our affected products until resolution of the claim. If any of our products are found to violate third-party intellectual property rights, we may have to re-engineer one or more of our products, or we may have to obtain licenses from third parties to continue offering our products without substantial re-engineering. Our efforts to re-engineer or obtain licenses could require significant expenditures and may not be successful.
If our trademarks and trade names are not adequately protected, we may not be able to build brand loyalty and our sales and revenues may suffer.
     Our registered or unregistered trademarks or trade names, including but not limited to Sabre Sourcetm, Light Sabretm, Serenetm, Sojourntm, Terrelltm and Attanetm may be challenged, cancelled, infringed, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build brand loyalty. Over the long term, if we are unable to establish a brand based on our trademarks and trade names, then we may not be able to compete effectively and our sales and revenues may suffer.
Risks Related to Our Securities and This Offering
We have a concentration of stock ownership and control, and a small number of stockholders have the ability to exert significant control in matters requiring stockholder vote and may have interests that conflict with yours.
          Our common stock ownership is highly concentrated. As of December 31, 2006, 4,329,819 shares of Common Stock or 8.9% of outstanding were beneficial owned by Officers and Directors, while 13,913,868 shares of Common Stock or 26.3% of outstanding were beneficially owned by holders which each hold 10.0% or more. As a result, a relatively small number of stockholders, acting together, have the ability to control all matters requiring stockholder approval, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company. It could also deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and it may affect the market price of our common stock. In deciding how to vote on such matters, those stockholders’ interests may conflict with yours.
Our stock price may be volatile because of factors beyond our control and you may lose all or a part of your investment.
          The price of our stock has been volatile in recent years. The market price of our common stock could be subject to significant fluctuations after this offering and may decline below the offering price. Any of the following factors could affect the market price of our common stock:
•	Our failure to achieve and maintain profitability;

•	Our failure to meet financial analysts’ performance expectations;

•	Changes in earnings estimates and recommendations by financial analysts;

•	Actual or anticipated variations in our quarterly results of operations;

•	Changes in market valuations of similar companies;

•	Announcements by us or our competitors of significant contracts, new products, acquisitions, commercial relationships, joint ventures or capital commitments;

•	The loss of major customers or product or component suppliers;

•	The loss of significant partnering relationships;

•	Product liability lawsuits or product recalls; and

•	General market, political and economic conditions.
          In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and divert our management’s time and attention, which would otherwise be used to benefit our business.
The large number of shares eligible for public sale could depress the market price of our common stock and could impair our ability to generate funds through the sale of our equity securities and/or decrease the value of your investment in our company.
          The market price for our common stock could decline as a result of sales of a number of shares of our common stock in the market after this offering. Moreover, the perception that these sales could occur may also depress the market price. Of our 47,048,240 shares of common stock outstanding as of December 31, 2006 all shares will be eligible to trade under Rule 144(k), are currently registered or will be registered as a result of this offering. Sales of a large number of shares of common stock in the public market could adversely affect the market price and could materially impair our future ability to generate funds through sales of common stock or other equity securities.

FORWARD-LOOKING STATEMENTS
          This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements, other than statements of historical fact, contained in this prospectus constitute forward-looking statements. In some cases you can identify forward-looking statements by terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms and similar expressions intended to identify forward-looking statements.
          Forward-looking statements are based on assumptions and estimates and are subject to risks and uncertainties. We have identified in this prospectus some of the factors that may cause actual results to differ materially from those expressed or assumed in any of our forward-looking statements. There may be other factors not so identified. You should not place undue reliance on our forward-looking statements. As you read this prospectus, you should understand that these statements are not guarantees of performance or results. Further, any forward-looking statement speaks only as of the date on which it is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, those described under the heading “Risk Factors” beginning on page 6, as well as the following:
•	Our limited operating history and business development associated with being a growth stage company;

•	Our history of operating losses, which we expect to continue;

•	Our ability to generate enough positive cash flow to pay our creditors;

•	Our dependence on key personnel;

•	Our need to attract and retain technical and managerial personnel;

•	Our ability to execute our business strategy;

•	Intense competition with established leaders in the medical device and pharmaceutical industries;

•	Our ability to protect our intellectual property and proprietary technologies;

•	Costs associated with potential intellectual infringement claims asserted by a third party;

•	Our ability to protect, and build recognition of, our trademarks and trade names;

•	Our exposure to product liability claims resulting from the use of our products;

•	General economic and capital market conditions, including political and economic uncertainty in various areas of the world where we do business;

•	Our exposure to unanticipated and uncontrollable business interruptions;

•	Pricing and product actions taken by our competitors;

•	Financial conditions of our customers;

•	Customers’ perception of our financial condition relative to that of our competitors;

•	Changes in United States or foreign tax laws or regulations;

•	Reliance upon suppliers and risks of production disruptions and supply and capacity constraints;

•	Our dependence on our marketing partners;

•	Costs of raw materials and energy;

•	Unforeseen liabilities arising from litigation;

•	Our ability to successfully complete the integration of any future acquisitions;

•	Our exposure to undisclosed liabilities of the public shell corporation;

•	Our ability to project the market for our products based upon estimates and assumptions; and

•	Our ability to obtain approvals needed to market our existing and new products.
USE OF PROCEEDS
          The selling shareholders will receive all of the proceeds from the sale of the common stock offered by this prospectus. We will not receive any of the proceeds from the sale of common stock by the selling shareholders, although we may receive proceeds from the exercise of warrants by the selling shareholders, if exercised. We cannot guarantee that the selling shareholders will exercise any warrants.
DETERMINATION OF OFFERING PRICE
     The selling shareholders may use this prospectus from time to time to sell their common stock at a price determined by the shareholder selling the common stock. The price at which the common stock is sold may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices.

SELLING SHAREHOLDERS
Selling Securityholders who held Series A preferred stock and related warrants
     We are registering this offering under the terms of registration rights agreements between us and the holders who held our Series A preferred stock and related warrants. The shares of Series A preferred stock and warrants were originally issued by us in transactions exempt from the registration requirements of the 1933 Act to persons reasonably believed to be “accredited investors” as defined in Regulation D under the 1933 Act. All of the holders of our Series A preferred stock have previously converted their Series A preferred stock into Common Stock. For additional information regarding the shares of Series A preferred stock and warrants see “Summary — Background of the Offering” above. We are registering the shares of common stock issued upon conversion of the Series A preferred stock and the shares of common stock underlying the warrants in order to permit the selling securityholders who purchased those securities to offer the shares of common stock for resale from time to time.
     In accordance with the terms of registration rights agreements with the holders of shares of Series A preferred stock and related warrants, this prospectus generally covers the resale of 130% of the maximum number of shares of common stock issuable upon dividends paid in stock on the Series A preferred stock, upon conversion of the shares of Series A preferred stock, and upon exercise of the warrants (in each case without taking into account any limitations on the conversion of the shares of Series A preferred stock and exercise of the warrants set forth in the Certificate of Designations, Preferences and Rights of Series A Preferred Stock and in the related warrants) as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the exercise price of the warrants may be adjusted, the number of shares that will actually be issued to the holders of those securities may be more or less than the number of shares being offered by this prospectus. All of the Series A preferred stock has been converted to common stock. The total shares of Series A preferred stock which were issued upon such conversion were 5,630,000 and the total shares issued as dividends were 77,829. The balance of the shares which were registered will be removed from the registration by the end of the offering.
     Under the terms of the Series A preferred stock and the warrants, a selling securityholder may not convert the Series A preferred stock or exercise the related warrants, to the extent such conversion or exercise would cause such selling securityholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the shares of Series A preferred stock which have not be converted and exercise of the warrants which have not been exercised. The numbers in the second column do not reflect this limitation. The selling securityholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”
Selling Securityholders other than those who hold Series A preferred stock and related warrants
     We are registering the resale of common stock issued or issuable to selling securityholders other than the holders of Series A preferred stock and related warrants under the terms of registration rights agreements with such other holders that require us to effect “piggy-back registration” of the sale of their shares when we file a registration statement. For additional information about securities held by persons other than holders of Series A preferred stock and related warrants see “Summary — Background of the Offering” above. The group of other selling securityholders includes the following persons.

          Former holders of common stock of Minrad Inc. Included in the common stock being registered for sale are 8,057,726 shares of common stock that were issued to certain of the selling stockholders in exchange for shares of Minrad Inc. when that company merged with our wholly owned subsidiary on December 16, 2004. The shares of Minrad Inc. that were converted were originally issued by Minrad Inc. in transactions exempt from the registration requirements of the 1933 Act under section 4(2) of the Act to persons reasonably believed to be “accredited investors” as defined in Regulation D under the 1933 Act.
          Holders of common stock originally issued by us. Included in the common stock being registered are (a) 906,960 shares of common stock sold by us at $1.75 per share in private placements between July 15, 2004 and February 7, 2005, and (b) 1,000,000 shares that are part of 1,800,000 shares issued by us in May of 2004 in exchange for an outstanding $75,000 note. The shares issued by us in exchange for the note include: 500,000 shares issued to the Tobin Family Trust; 250,000 shares issued to Laird Cagan; and 250,000 shares issued to Eric McAfee. The common shares sold by us in private placements and issued by us in satisfaction of the note were issued in transactions exempt from the registration requirements of the 1933 Act under Section 4(2) of the Act to persons reasonably believed to be “accredited investors” as defined in Regulation D under the 1933 Act.
          Holders of warrants to purchase common stock. Included in the common stock being registered for resale are shares issuable upon exercise of warrants to purchase 695,108 shares of common stock at $1.75 per share, 90,697 shares at $1.75 per share, and 563,000 shares at $2.00 per share. All of these warrants were issued to placement agents, including Chadbourn Securities, Inc. and related parties, in connection with private placements of securities made by us or by Minrad Inc. The issue of these warrants was made in transactions exempt from the registration requirements of the 1933 Act under Section 4(2) of the Act to persons reasonably believed to be “accredited investors” as defined in Regulation D under the 1933 Act.
Selling Securityholder Table
          The table below lists the selling securityholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling securityholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder as of May 31, 2006, assuming conversion of all Series A preferred stock and exercise of all of the warrants held by the selling securityholders on that date, without regard to any limitations on conversion or exercise. The third column lists the shares of common stock being offered pursuant to this prospectus by each of the selling securityholders. The fourth column lists the number of shares that will be beneficially owned by the selling securityholders assuming all of the shares offered pursuant to this prospectus are sold and that shares beneficially owned by them, as of May 31, 2006, but not offered hereby are not sold.
          The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below. Except as indicated in the footnotes to the table, no selling securityholder has had any material relationship with us or our predecessors or affiliates during the last three years.

	Number of
	Shares of
	Common	Number of		Shares of
	Stock	Shares of		Common
	Beneficially	Common		Stock
	Owned Prior	Stock		Owned After
	To	Being		the
Name of Selling Shareholder	Offering (1)	Offered(1)		Offering (2)	Percentage
Crestview Capital, LLC	2,255,906	2,255,906	(3)	0	—
Enable Growth Partners LP	403,468	403,468	(4)	0	—
Enable Opportunities Partners, LP	70,879	70,879	(5)	0	—
Spencer Trask Illumination Fund, LLC	272,613	272,613	(6)	0	—
International Capital Advisory, Inc.	1,011,730	358,413	(7)	653,317	1.6%
Laird Cagan	5,783,833	5,761,760	(8)	22,073	*
Eric A. McAfee	1,219,894	432,106	(9)	787,788	2.0%
Toibb Investment, LLC	2,828,394	2,828,394	(10)	0	—
HLTGT, LLC	327,136	327,136	(11)	0	—
Howard Smuckler	27,261	27,261	(12)	0	—
Michael Toibb	54,523	54,523	(13)	0	—
Gail Toibb Carrier	54,523	54,523	(14)	0	—
Scott M. & Cheryl L. Hergott Living Trust 2003	54,523	54,523	(15)	0	—
SDS Capital Group SPC, Ltd.	272,613	272,613	(16)	0	—
CAMOFI Capital Master LDC	381,659	381,659	(17)	0	—
H.C. Wainwright & Company Inc.	15,000	15,000	(18)	0	—
Corsair Capital Partners, L.P.	463,442	463,442	(19)	0	—
Corsair Capital Investors, Ltd.	63,246	63,246	(20)	0	—
Corsair Capital Partners 100, L.P.	18,538	18,538	(21)	0	—
Biscayne Capital	6,250	6,250	(22)	0	—
Jeffrey Moore	6,250	6,250	(23)	0	—
Veronica Au Yeung Mui Lai	267,189	267,189		0	—
Ramin Azar	10,000	10,000	(24)	0	—
Sterling Trust Co FBO Y Barker 75191	14,285	14,285	(25)	0	—
Steven Barnes	30,000	30,000		0	—
Mark E. Bernhard	20,000	20,000		0	—
Salim and Maria Bhamla JT TEN	20,000	20,000		0	—
Capital Group Int. LLP	40,000	40,000	(26)	0	—
Commercial Utility Consultants	11,482	11,482	(27)	0	—
Michael Brown Trust dated 6/30/2000	200,000	200,000	(28)	0	—
William H. Burns, Jr.	2,170,646	3,334	(29)	2,167,312	5.4%
Cagan Capital-Private Equity Fund II, LLC	9,000	9,000	(30)	0	—

	Number of
	Shares of
	Common	Number of		Shares of
	Stock	Shares of		Common
	Beneficially	Common		Stock
	Owned Prior	Stock		Owned After
	To	Being		the
Name of Selling Shareholder	Offering (1)	Offered(1)		Offering (2)	Percentage
Michael Chiang	80,000	80,000		0	—
Joseph B. Childrey	20,000	20,000		0	—
Brad Chisick	50,000	50,000		0	—
Kathleen Cole	5,000	5,000	(31)	0	—
Carter Compton	20,000	20,000		0	—
Fairmount Analytics	40,000	40,000	(32)	0	—
Linden Growth Partners	828,193	828,193	(33)	0	—
Kenneth Cushman & Carol Cushman JT TEN	28,000	28,000		0	—
Peter Delbove	20,000	20,000		0	—
Lincoln Associates, LLC	294,195	294,195	(34)	0	—
Fred Dulock	56,000	56,000		0	—
Brad & Susan Dunlap	20,000	20,000		0	—
Brad Dunlap	9,000	9,000	(35)	0	—
Bret Dunlap	280,000	280,000		0	—
Donald Farley	290,739	146,667	(36)	144,072	*
Barry & Kiera Fay	85,602	85,602		0	—
Lori Filoon	14,285	14,285		0	—
Hillcrest Investors Ltd.	20,000	20,000	(37)	0	—
Barbara Hall	2,000	2,000	(38)	0	—
Rick Hutcheon	50,000	50,000		0	—
William Todd Issac	595,087	595,087		0	—
Gita V. Iyer	40,000	40,000		0	—
Ross J. Jicomelli	51,429	51,429		0	—
Edmund Wylie Johnson & Margaret Johnson JT TEN	150,000	150,000		0	—
Roger Kaiser	10,000	10,000		0	—
Kirk Kamsler	171,556	1,556	(39)	170,000	*
Bill Kemp	44,000	44,000		0	—
James Kogut	1,667	1,667		0	—
Krannenburg Fund, LP	204,000	204,000	(40)	0	—
George Kubala	28,571	28,571		0	—
Thomas Lechner	20,000	20,000		0	—
Steve Lee	30,000	30,000	(41)	0	—
Joshua Levinson	616	616		0	—
Robert Lifeso	713,241	29,151	(42)	684,090	1.7%
John Lorence	20,000	20,000		0	—
Leon Lui	15,553	889		14,664	*
Benedict P. Maguire	20,000	20,000		0	—
Edgemont Group	30,000	30,000	(43)	0	—
John C. McNeirney	217,637	889	(44)	216,748	*
Robert Melnychuk	7,400	7,400		0	—
Barbra Miller	8,571	8,571		0	—
George Myers	40,000	40,000		0	—
Daniel R. Pahl	5,714	5,714		0	—
Myro Louis Panas	62,286	62,286		0	—

	Number of
	Shares of
	Common	Number of		Shares of
	Stock	Shares of		Common
	Beneficially	Common		Stock
	Owned Prior	Stock		Owned After
	To	Being		the
Name of Selling Shareholder	Offering (1)	Offered(1)		Offering (2)	Percentage
Peterson Family Trust 8/16/00	285,715	285,715	(45)	0	—
Gary Pleiger	10,000	10,000		0	—
Jim Phillips	15,000	15,000		0	—
Patricia Prass	2,000	2,000	(46)	0	—
Chadbourn Securities, Inc.	20,507	20,507	(47)	0	—
Derek Raghavan	5,000	5,000		0	—
Dr. Kumar Ramalingham & Mala Ramalingham	60,000	60,000		0	—
Ursula Ridgeway	14,286	14,286		0	—
George Roberts	40,000	40,000		0	—
Elizabeth Rose	109,349	109,349		0
New England Partners Capital, LP	3,980,392	3,505,392	(48)	475,000	*
Darren Saltzberg	3,125	3,125		0	—
Timothy Shaffer	30,000	30,000		0	—
Don Sharp & Brad Sharp JT TEN	20,000	20,000		0	—
David Shoob	9,118	9,118		0	—
Philip J. Smith	15,000	15,000		0	—
John A. Sobrato 1979 Trust	160,000	160,000	(49)	0	—
Ted Stanley	10,000	10,000		0	—
Ricky D. Thompson	20,000	20,000		0	—
Tobin Family Trust	1,227,653	882,653	(50)	345,000	*
Viswanathan Family trust 3/18/00	14,286	14,286	(51)	0	—
Billy J. Vitek	20,000	20,000		0	—
Susan Vitek	15,000	15,000		0	—
John E. Wenaas	30,000	30,000		0	—
Mark Whitman	6,000	6,000		0	—
James A. Wolfenbarger	20,000	20,000		0	—
David Wright	20,000	20,000		0	—
George Mahmourides	25,000	25,000	(52)	0	—

*	Less than 1%.

(1)	The shares indicated include shares that were issued as result of dividend provisions of the Series A preferred, issued upon the conversion of the Series A preferred and that were or may be issued upon the exercise of certain of the warrants held by the Selling Securityholders and options exercisable within 60 days of May 31, 2006.

(2)	Assumes that all of the shares offered hereby are sold and that shares owned before the offering but not offered hereby are not sold.

(3)	Shares held by Crestview Capital LLC include: (i) 1,530,906 underlying the Series A Preferred, 1,000,000 of which were issued upon conversion and 14,000 of which have been issued to the selling securityholder as dividends and (ii) 725, 000 shares underlying warrants exercisable at prices ranging from $2.00 to $3.85 per share. Stewart R. Flink has sole voting and investment power over the shares beneficially owned by Crestview. Crestview is an affiliate of a broker-dealer, but it affirms that it received the Series A Preferred and warrants in the ordinary course of business and it has no agreement to directly or indirectly engage in a distribution of the shares.

(4)	Shares held by Enable Growth Partners LP include: (i) 283,218 shares underlying the Series A Preferred of which, 185,000 have been issued upon conversion and 1,995 of which have been issued to the selling securityholder as dividends and (ii) 120,250 shares underlying warrants exercisable at $3.85 per share. Mitch Levine has sole voting and investment power over the shares beneficially owned by Enable Growth Partners. Enable Growth Partners is an affiliate of a broker-dealer, but it affirms that it received the Series A Preferred and warrants in the ordinary course of business and has no agreement to directly or indirectly or indirectly engage in a distribution of the shares.

(5)	Shares held by Enable Opportunities Partners LP include: (i) 49,754 shares underlying the Series A Preferred of which, 32,500 have been issued upon conversion and 350 of which have been issued to the selling securityholder as dividends and (ii) 21,125 shares underlying warrants exercisable at $3.85 per share. Mitch Levine has sole voting and investment power over the shares beneficially owned by Enable Opportunities Partners. Enable Opportunities Partners is an affiliate of a broker-dealer, but it affirms that it received the Series A Preferred and warrants in the ordinary course of business and has no agreement to directly or indirectly engage in a distribution of the shares.

(6)	Shares held by Spencer Trask Illumination Fund LLC include: (i) 191,363 shares underlying the Series A preferred of which, 125,000 have been issued upon conversion and 1,750 of which have been issued to the selling securityholder as dividends and (ii) 81,250 shares underlying warrants exercisable at $3.85 per share. William P. Diougardi has sole voting and investment power over the shares held by Spencer Trask Illumination Fund.

(7)	Shares held by International Capital Advisory, Inc. include: (i) 107,163 shares underlying the Series A Preferred of which, 70,000 have been issued upon conversion and 980 of which have been issued to the selling securityholder as dividends and (ii) 251,250 shares underlying warrants exercisable at prices ranging from $1.25 to $3.85 per share. See “Certain Relationships and Related Party Transactions — Financing Arrangements with Cagan McAfee Capital Partners, LLC and related parties.” Tracey Tobin has sole voting and investment power over the shares held by International Capital Advisory.

(8)	Shares held by Laird Cagan include: (i) 786,357 shares of outstanding Common Stock, (ii) 3,190,408 shares underlying the Series A Preferred of which, 2,084,000 have been issued upon conversion and 1,176 of which have been issued to the selling securityholder as dividends and (iii) 1,784,995 shares underlying warrants exercisable at prices ranging from $1.25 to $3.85 per share,

(9)	Shares held by Eric A. McAfee include: (i) 250,000 shares of outstanding Common Stock, (ii) 127,831 shares underlying the Series A Preferred of which, 83,500 have been issued upon conversion and 1,169 of which have been issued to the selling securityholder as dividends and (iii) 54,275 shares underlying warrants exercisable at $3.85 per share.

(10)	Shares held by Toibb Investment LLC include: (i) 1,932,769 shares underlying the Series A Preferred of which, 1,262,500 have been issued upon conversion and 17,675 of which have been issued to the selling securityholder as dividends and (ii) 895,625 shares underlying warrants exercisable at prices ranging from $2.00 to $3.85 per share. Harris Toibb has sole voting and investment power over the shares beneficially owned by Toibb Investments. See note (12) below.

(11)	Shares held by HLTGT LLC include: (i) 229,636 shares underlying the Series A Preferred of which, 150,000 have been issued upon conversion and 2,100 of which have been issued to the selling securityholder as dividends and (ii) 97,500 shares underlying warrants exercisable at $3.85 per share. Harris Toibb has sole voting and investment power over the shares beneficially owned by Toibb Investments. See note (11) above.

(12)	Shares held by Howard Smuckler include: (i) 19,136 shares underlying the Series A Preferred of which,12,500 have been issued upon conversion and 175 of which have been issued to the selling securityholder as dividends and (ii) 8,125 shares underlying warrants exercisable at $3.85 per share.

(13)	Shares held by Michael Toibb include: (i) 38,273 shares underlying the Series A Preferred of which, 25,000 have been issued upon conversion and 350 of which have been issued to the selling securityholder as dividends and (ii) 16,250 shares underlying warrants exercisable at $3.85 per share.

(14)	Shares held by Gail Toibb Carrier include: (i) 38,273 shares underlying the Series A Preferred of which, 25,000 have been issued upon conversion and 350 of which have been issued to the selling securityholder as dividends and (ii) 16,250 shares underlying warrants exercisable at $3.85 per share.

(15)	Shares held by Scott M. & Cheryl L. Hergott Living Trust 2003 include: (i) 38,273 underlying the Series A Preferred of which, 25,000 have been issued upon conversion and 350 of which have been issued to the selling securityholder as dividends and (ii) 16,250 shares underlying warrants exercisable at $3.85 per share. Scott Hergott has sole voting and investment power over the shares beneficially owned by the trust.

(16)	Shares held by SDS Capital Group SPC, Ltd. include (i) 191,363 shares received upon conversion of Series A Preferred of which, 125,000 have been issued upon conversion and 1,459 of which have been issued to the selling securityholder as dividends and (ii) 81,250 shares underlying warrants exercisable at $3.85 per share. Steve Derby has sole voting and investment power over the shares beneficially owned by SDS Capital Group.

(17)	Shares held by CAMOFI Capital Master LDC include (i) 267,909 shares received upon conversion of Series A Preferred of which, 175,000 have been issued upon conversion and 2,450 of which have been issued to the selling securityholder as dividends and (ii) 113,750 shares underlying warrants exercisable at $3.85 per share. Jeffrey Hass has sole voting and investment power over the shares beneficially owned by CAMFOI.

(18)	Shares held by H.C. Wainwright & Company Inc. include 15,000 shares underlying warrants exercisable at $2.00 per share. Jason Stein has sole voting and investment power over the shares beneficially owned by H.C. Wainwright. H.C. Wainwright is a registered broker-dealer that received the warrants as underwriting compensation.

(19)	Shares held by Corsair Capital Partners, L.P. include (i) 325,317 shares underlying the Series A Preferred of which, 212,500 have been issued upon conversion and 2,975 of which have been issued to the selling securityholder as dividends and (ii) 138,125 shares underlying warrants exercisable at $3.85 per share. Brian Gonick has sole voting and investment power over the shares beneficially owned by Corsair Capital Partners. Corsair Capital Partners is an affiliate of a broker-dealer, but it affirms that it obtained the Series A Preferred and warrants in the ordinary course of business and has no agreement to directly or indirectly engage in a distribution of the shares.

(20)	Shares held by Corsair Capital Investors, Ltd. include (i) 44,396 shares received upon conversion of Series A Preferred of which, 29,000 have been issued upon conversion and 406 of which have been issued to the selling securityholder as dividends and (ii) 18,850 shares underlying warrants exercisable at $3.85 per share. Brian Gonick has sole voting and investment power over the shares beneficially owned by Corsair Capital Investors. Corsair Capital Investors is an affiliate of a broker-dealer, but it affirms that it obtained the Series A Preferred and warrants in the ordinary course of business and has no agreement to directly or indirectly engage in a distribution of the shares.

(21)	Shares held by Corsair Capital Partners 100, L.P. include (i) 13,013 shares underlying the Series A Preferred of which, 8,500 have been issued upon conversion and 119 of which have been issued to the selling securityholder as dividends and (ii) 5,525 shares underlying warrants exercisable at $3.85 per share. Brian Gonick has sole voting and investment power over the shares beneficially owned by Corsair Capital Partners 100. Corsair Capital Partners 100 is an affiliate of a broker-dealer, but it affirms that it obtained the Series A Preferred and warrants in the ordinary course of business and has no agreement to directly or indirectly engage in a distribution of the shares.

(22)	Shares held by Biscayne Capital include 6,250 shares underlying warrants exercisable at $2.00 per share. Amin Ismail has sole voting and investment power over the shares beneficially owned by Biscayne Capital.

(23)	Shares held by Jeffrey Moore include 6,250 shares underlying warrants at $2.00 per share.

(24)	Shares held by Ramin Azar include 10,000 shares underlying warrants exercisable at $1.25 per share.

(25)	Yvonne Barker has sole voting and investment power over the shares beneficially owned by Sterling Trust Co. FBO Y. Barker.

(26)	Devin Bosch has sole voting and investment power over the shares beneficially owned by Capital Control Group.

(27)	Martin F. Brown has sole voting and investment power over the shares beneficially owned by Commercial Utility Consultants.

(28)	Michael C. Brown has sole voting and investment power over the shares beneficially owned by the Michael Brown Trust.

(29)	William Burns is our CEO.

(30)	Shares held by Cagan Capital-Private Equity Fund II, LLC include 9,000 shares underlying warrants exercisable at $1.25 per share. Laird Cagan is the Managing Director of Cagan Capital Private Equity Fund II, LLC. Mr. Cagan has sole voting and investment power over the shares beneficially owned by the fund but has no ownership interest in the fund.

(31)	Shares held by Kathleen Cole include 5,000 shares underlying warrants exercisable at $1.25 per share.

(32)	Shares held by Fairmount Analytics include 40,000 shares underlying warrants exercisable at $1.25 per share. Lara J. Loviello has sole voting and investment power over the shares beneficially owned by Fairmount Analytics.

(33)	Paul Coviello has sole voting and investment power over the shares beneficially owned by Linden Growth Partners.

(34)	William P. Dioguardi has sole voting and investment power over the shares beneficially owned by Lincoln Associates.

(35)	Shares held by Brad Dunlap include 9,000 shares underlying warrants exercisable at $1.25 per share.

(36)	Donald Farley is one of our directors.

(37)	John Goodykoontz has sole voting and investment power over the shares beneficially owned by Hillcrest Investors.

(38)	Shares held by Barbara Hall include 2,000 shares underlying warrants exercisable at $1.25 per share.

(39)	Kirk Kamsler is our Senior Vice President of Commercial Development.

(40)	Phil Kranenberg has sole voting and investment power over the shares beneficially owned by the Kranenberg Fund.

(41)	Shares held by Steve Lee include 30,000 shares underlying warrants exercisable at $1.25 per share.

(42)	Robert Lifeso is one of our directors. See “Directors and Executive Officers.”

(43)	Mike Malloy has sole voting and investment power over the shares beneficially owned by The Edgemont Group.

(44)	John McNeirney is one of our Senior Vice Presidents and our Chief Technology Officer. See “Directors and Executive Officers.”

(45)	Michael L. Peterson has sole voting and investment power over the shares held by the Peterson Family Trust.

(46)	Shares held by Patricia Prass include 2,000 shares underlying warrants exercisable at $1.25 per share.

(47)	Shares held by Chadbourn Securities, Inc. include 20,507 shares underlying warrants exercisable at prices ranging from $1.25 to $2.00 per share. Dan Murphy has sole voting and investment power over the shares beneficially owned by Chadbourn Securities. Chadbourn Securities, Inc. is a registered broker-dealer, and it received the warrants as underwriting compensation. See “Certain Relationships and Related Party Transactions — Financing Arrangements with Cagan McAfee Capital Partners, LLC and related parties.”

(48)	Shares held by New England Capital Partners, LLC.

(49)	John Michael Sobarto has sole voting and investment power over the shares beneficially owned by The John A. Sobarto 1979 Trust.

(50)	Shares held by Tobin Family Trust include: (i) 500,000 shares of outstanding common stock, and (ii) 382,653 shares underlying warrants exercisable at prices ranging from $1.25 to $1.75 per share. Morrie Tobin has sole voting and investment power over the shares beneficially owned by the Tobin Family Trust.

(51)	Pradha Viswanathan has sole voting and investment power over the shares held by the Viswanathan Family Trust.

(52)	Shares held by George Mahmourides include 25,000 shares underlying warrants exercisable at $1.75 per share.

PLAN OF DISTRIBUTION
          Each selling shareholder of the common stock being offered under the prospectus and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on the American Stock Exchange or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.
          The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933 if available, rather than under this prospectus.
          Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction, a markup or markdown in compliance with NASDR IM-2440.
          In connection with the sale of the common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of the common stock short and deliver these securities to close out their short positions that were entered into after the effective date of the registration statement of which this prospectus is a part, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

          The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).
          We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
          Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholders.
          We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling shareholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
          Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS
          The legality of the shares of common stock offered by this prospectus will be passed on for us by Hodgson Russ LLP.
EXPERTS
          The consolidated financial statements of Minrad International, Inc. appearing in the company’s Annual Report on Form 10-KSB for fiscal year ended December 31, 2006 (as filed with the SEC on March 29, 2007) have been audited by Freed Maxick & Battaglia, CPAs, PC, independent registered public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
          We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended. In accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy statements and other information at the Public Reference Room of the Securities and Exchange Commission at 100 F Street NE, Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Securities and Exchange Commission filings are also available on the Securities and Exchange Commission’s website. The address of this site is http://www.sec.gov.
          We have filed with the Securities and Exchange Commission a registration statement (which term includes all amendments, exhibits, and schedules thereto) on Form S-3 under the Securities Act with respect to the shares offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement because certain information has been incorporated into the registration statement by reference in accordance with the rules and regulations of the Securities and Exchange Commission. Please review the documents incorporated by reference for a more complete description of the matters to which such documents relate. The registration statement may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street NE, Washington, D.C. 20549 and is available to you on the Securities and Exchange Commission’s web site.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
          The Securities and Exchange Commission allows us to incorporate by reference into this prospectus the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the sale of all of the shares of common stock that are part of this offering. The documents we are incorporating by reference are as follows:
•	Our Annual Report on Form 10-KSB for fiscal year ended December 31, 2006 (as filed with the SEC on March 29, 2007);

•	The description of our common stock contained in our Registration Statement on Form SB-2/A filed on May 22, 2006 under the caption “DESCRIPTION OF CAPITAL STOCK” and any amendments or reports filed for the purpose of updating such description; and

•	All documents that we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c),

14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.
          Any statement contained in a document we incorporate by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the Securities and Exchange Commission and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.
          You may request a copy of these filings and they will be provided to you at no cost (other than exhibits unless such exhibits are specifically incorporated by reference) by writing or telephoning us at the following address and telephone number:
MINRAD International, Inc.
50 Cobham Drive
Orchard Park, NY 14127
(716) 855-1068
Attention: William H. Burns
WHERE YOU CAN FIND ADDITIONAL INFORMATION
     We file reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. We have also filed a registration statement on Form S-3 (Commission File No. 333-___), including exhibits, with the SEC with respect to the stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or exhibits. You may read and copy the registration statement and these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E. Washington DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including our company.
          This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the shares of stock offered under this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, where any such contract or document is an exhibit to the registration statement, each statement with respect to the contract or document is qualified in all respects by the provisions of the relevant exhibit, which is hereby incorporated by reference.
          We make available free of charge on or through our internet website our annual report on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file this material with, or furnish it to, the SEC. Our internet address is http://www.minrad.com. The information contained on Minrad’s website is not incorporated by reference in this prospectus and should not be considered a part of the prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
The following table sets forth the various expenses incurred in connection with the sale and distribution of the securities being registered, all of which will be borne the Registrant (not including any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax, or legal services or any other expenses incurred by the selling securityholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange registration fee	$7,734
Printing expenses	$500
Legal fees and expenses	$35,000
Accounting fees and expenses	$5,000
Blue sky fees and expenses	$3,000
Transfer Agent and Registrar fees and expenses	$1,000
Miscellaneous	$1,776

Total	$54,010
     All of the above fees and expenses will be paid by the Registrant. Other than the Securities and Exchange Commission filing fee, all fees and expenses are estimated.
Item 15. Indemnification of Directors and Officers.
          Under Section 145(a) of the General Corporation Law of Delaware, we may indemnify any of our officers or directors in any action other than actions by or in the right of our company, whether civil, criminal, administrative or investigative, if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our company, and, with respect to any criminal action or proceedings if such director or officer has no reasonable cause to believe his conduct was unlawful. Under Section 145(b), we may indemnify any of our officers or directors in any action by or in the right of our company against expenses actually and reasonably incurred by him in the defense or settlement of such action if such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest, except where such director or officer shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to us, unless, on application, the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person in view of all the circumstances is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Section 145(c) provides for mandatory indemnification of officers or directors who have been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b). Section 145(d) authorizes indemnification under subsections (a) and (b) in specific cases if approved by our board of directors or stockholders upon a finding that the officer or director in question has met the requisite statutory standards of conduct. Section 145(g) empowers us to purchase insurance coverage for any director, officer, employee or agent against any liability incurred by him in his capacity as such, whether or not we would have the power to indemnify him under the provisions of the Delaware General

Corporation Law. The foregoing is only a summary of the described sections of the Delaware General Corporation Law and is qualified in its entirety by reference to such sections.
          Our bylaws provide that we shall indemnify each of our officers and directors to the fullest extent permitted by applicable law. Our certificate of incorporation also provides that, to the fullest extent permitted by the Delaware General Corporation Law, our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director
Item 16. Exhibits.
     The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.
Item 17. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orchard Park, and State of New York, on this 27th day of April, 2007.

MINRAD INTERNATIONAL, INC.
By:	/s/ William H. Burns
William H. Burns
Chairman of the Board of Directors Chief Executive Officer, and Director

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints William H. Burns, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Rule 462(b) Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ William H. Burns	Chairman, Chief Executive Officer and Director	April 27, 2007
William H. Burns	(Principal Executive Officer)

/s/ William Rolfe	Controller	April 27, 2007
William Rolfe	(Principal Financial and Accounting Officer)

/s/ David DiGiacinto	Director	April 27, 2007
David DiGiacinto

/s/ David Donaldson	Director	April 27, 2007
David Donaldson

/s/ Donald F. Farley	Director	April 27, 2007
Donald F. Farley

Director
Duane Hopper

/s/ Robert Lifeso	Director	April 27, 2007
Robert Lifeso

/s/ John Rousseau	Director	April 27, 2007
John Rousseau

Signature	Title	Date
/s/ Theodore Stanley	Director	April 27, 2007

/s/ Brett Zbar	Director	April 27, 2007

EXHIBIT INDEX

Exhibit
Number		Description of Document
2.1	—	Agreement and Plan of Exchange, dated as of July 15, 2004, by and among Technology Acquisition Corporation, Minrad Inc. and Technology Acquisition Subsidiary, Inc. (incorporated by reference to Exhibit 2.1 filed on Form 8-K on July 15, 2004).

2.2	—	Amendment to Agreement and Plan of Exchange, dated as of August 24, 2004, by and among Minrad Inc. and Technology Acquisition Subsidiary, Inc. (incorporated by reference to Exhibit 99.1 filed on Form 8-K on August 30, 2004).

3.1	—	Articles of Incorporation of Minrad International, Inc. (incorporated by reference to Exhibit 3.1 to Form SB-2 filed on July 1, 2005).

3.2	—	Certificate of Designations of Minrad International, Inc. (incorporated by reference to Exhibit 99.2 to form 8-K filed on June 14, 2005).

3.3	—	Bylaws of Minrad International, Inc. (incorporated by reference to Appendix E to definitive Proxy Statement as filed under Schedule 14A on April 6, 2005).

4.1	—	Form of Warrant Agreement, dated December 15, 2004, by and among Minrad International, Inc., Minrad Inc., Cagan McAfee Partners, LLC and Chadbourne Securities, Inc. (incorporated by reference to Exhibit 4.1 to Form 8-K filed on December 21, 2004).

4.2	—	Form of Registration Rights Agreement by and between Minrad Inc. and the Investors (incorporated by reference to Exhibit 4.4 to Form 8-K filed on December 21, 2004).

4.3	—	Voting Agreement, dated December 14, 2004, among Laird Q. Cagan, Eric McAfee, Cagan McAfee Capital Partners, LLC, International Capital Advisory, Inc., the Tobin Family Trust, and Minrad International, Inc. (incorporated by reference to Exhibit 4.3 to Form 8-K filed on December 21, 2004).

4.4	—	Note Subscription Agreement, dated February 8, 2005, relating to the sale of $1.5 million of Convertible Promissory Notes and Warrants to Tobin Family Trust (incorporated by reference to Exhibit 99.1 to Form 8-K filed on February 14, 2005).

4.5	—	Note Subscription Agreement, dated February 8, 2005, relating to the sale of $1 million of Convertible Promissory Notes and Warrants to Laird Q. Cagan (incorporated by reference to Exhibit 99.2 to Form 8-K filed on February 14, 2005).

4.6	—	Form of Convertible Promissory Note, dated February 8, 2005, used in connection with the sale of an aggregate of $2.5 million of Convertible Promissory Notes and Warrants (incorporated by reference to Exhibit 99.3 to Form 8-K filed on February 14, 2005).

4.7	—	Form of Warrant, dated February 8, 2005, used in connection with the sale of an aggregate of $2.5 million of Convertible Promissory Notes and Warrants (incorporated by reference to Exhibit 99.4 to Form 8-K filed on February 14, 2005).

4.8	—	Form of Registration Rights Agreement, dated February 8, 2005, used in connection with the sale of an aggregate of $2.5 million of Convertible Promissory Notes and Warrants (incorporated by reference to Exhibit 99.5 to Form 8-K filed on February 14, 2005).

Exhibit
Number		Description of Document
4.9	—	Form of Guaranty, dated February 8, 2005, used in connection with the sale of an aggregate of $2.5 million of Convertible Promissory Notes and Warrants (incorporated by reference to Exhibit 99.6 to Form 8-K filed on February 14, 2005).

4.10	—	Amendment To Convertible Promissory Notes dated as of May 11, 2005, between and among Minrad International, Inc., Laird Cagan and the Morrie Tobin Family Trust (incorporated by reference to Exhibit 10.9 to Form 10-QSB on May 13, 2005).

4.11	—	Securities Purchase Agreement dated as of June 8, 2005, by and among Minrad International, Inc. an the purchasers listed therein (incorporated by reference to Exhibit 99.1 to form 8-K filed on June 14, 2005).

4.12	—	Form of Warrant dated June 8, 2005 (incorporated by reference to Exhibit 99.3 to form 8-K filed on June 14, 2005).

4.13	—	Registration Rights Agreement dated June 8, 2005 (incorporated by reference to Exhibit 99.4 to form 8-K filed on June 14, 2005).

4.14	—	Securities Purchase Agreement dated as of June 17, 2005, by and among Minrad International, Inc. and the investors listed therein (incorporated by reference to Exhibit 99.1 to Form 8-K filed on June 21, 2005).

4.15	—	Form of Warrant, dated as of June 21, 2005, issued to Buyers under Securities Purchase Agreement of the same date by Minrad International, Inc. (incorporated by reference to Exhibit 99.3 to Form 8-K filed on June 21, 2005).

4.16	—	Registration Rights Agreement, dated as of June 17, 2005, between Minrad International, Inc. and Buyers under Stock Purchase Agreement of the same date (incorporated by reference to Exhibit 99.4 to Form 8-K filed on June 21, 2005).

4.17	—	Securities Purchase Agreement Securities Purchase Agreement dated as of June 28, 2005, among Minrad International, Inc. and the investors listed therein (incorporated by reference to Exhibit 10.8 to Form 10-QSB filed August 5, 2005).

4.18	—	Form of Warrant dated June ___, 2005 (incorporated by reference to Exhibit 10.9 to Form 10-QSB filed August 5, 2005).

4.19	—	Registration Rights Agreement dated June 28, 2005 (incorporated by reference to Exhibit 10.10 to Form 10-QSB filed August 5, 2005).

4.20	—	Form of Stock Option Agreement, dated December 15, 2004, by and among the Registrant, Minrad Inc., Cagan McAfee Capital Partners, LLC, Liviakis Financial Communications, Inc., Laird Q. Cagan, Eric McAfee and the Tobin Family Trust (incorporated by reference to Exhibit 4.2 to Form 8-K filed on December 21, 2004).

5.1	—	Opinion of Hodgson Russ LLP (filed with pre-effective amendment no. 1)

10.1	—	Employment Agreement of William H. Burns, Jr., dated October 31, 2006 (incorporated by reference to Exhibit 10.1 to Form 8-K filed on November 6, 2006).

10.2	—	Employment Agreement of John McNeirney, dated March 29, 2004 (incorporated by reference to Exhibit 10.2 to Form 8-K filed on December 21, 2004).

Exhibit
Number		Description of Document
10.3	—	Amendment to Employment Agreement between Minrad, Inc. and John McNeirney dated November 14, 2005 (incorporated by reference to exhibit 10.1 to Form 8-K file November 17, 2005).

10.4	—	Securities Purchase Agreement, dated May 20, 2004, among Wilhelm Liesner, Markus Liesner, Kay Velmeden as sellers, and Laird Cagan, Eric McAfee, International Capital Advisory, Inc., John Liviakis, John Pimental, Thomas Caleel, Devin Bosch, Jon Roylance, and Robert Krueger as purchasers (incorporated by reference to Exhibit 99.1 to Form 8-K filed on May 27, 2004).

10.5	—	Assignment and Assumption Agreement, dated May 20, 2004, among Wilhelm Liesner as seller and Laird Cagan, Eric McAfee, and International Capital Advisory, Inc. as buyers (incorporated by reference to Exhibit 99.2 to Form 8-K filed on May 27, 2004).

10.6	—	Advisory Agreement, dated May 21, 2004, among Cagan McAfee Capital Partners, LLC, Morrie Tobin, and Technology Acquisition Corporation (incorporated by reference to Exhibit 99.3 to Form 8-K filed on May 27, 2004).

10.7	—	Consulting Agreement dated May 20, 2004, between Technology Acquisition Corporation and Liviakis Financial Communications, Inc. (incorporated by reference to Exhibit 99.4 to Form 8-K filed May 27, 2004).

10.8	—	Supply Agreement, effective February 11, 2005, between Minrad EU and Merk Generiques (incorporated by reference to Exhibit 10.1 to Form 8-K filed on February 24, 2005).

10.9	—	Minrad Inc. Patents and Inventions Policy (incorporated by reference to Exhibit 10.6 to Form 10-KSB filed on March 31, 2005).

10.10	—	Minrad International, Inc. 2004 Stock Option Plan (incorporated by reference to Appendix C to Schedule 14C filed on September 16, 2004).

10.11	—	Minrad International, Inc. Code of Ethics for senior financial officers.

10.12	—	Advisory Consulting Agreement between International Capital Advisory Inc. and Minrad Inc. dated December 1, 2003 as amended by amendment October 26, 2006 (incorporated by reference to Exhibit 10.1 to Form 8-K filed on November 11, 2006).

10.13	—	Exclusive Distribution Agreement effective June 9, 2004 between Minrad, Inc., and RxElite Holdings Inc (incorporated by reference to Exhibit 10.8 to Form 10-QSB on May 13, 2005), amended on June 14,2006 (incorporated by reference to Exhibit 10.1 to Form 10-QSB on August 7, 2006).

10.14	—	Engagement Letter, dated December 1, 2003, by and between Minrad Inc. and Cagan McAfee Capital Partners, LLC (incorporated by reference to Exhibit 8.0 to Form 8-K/A filed on March 2, 2005).

10.15	—	Milestone Option Agreement, dated August 17, 2006, by and between Minrad International Inc. and its employees (incorporated by reference to Exhibit 10.1 to Form 8-K filed on August 23, 2006).

10.16	—	Separation Agreement, dated August 28, 2006, by and between Minrad International Inc. and William Bednarski (incorporated by reference to Exhibit 10.1 to Form 8-K filed on August 30, 2006).

Exhibit
Number		Description of Document
23.1*	—	Consent of Freed Maxick & Battaglia, CPAs, PC.

23.2	—	Consent of Hodgson Russ, LLP (incorporated by reference to Exhibit 5.1).

*	Filed herewith